Exhibit 10.1.4

1935 Avenida del Oro Oceanside, CA 92056	Tel. (760) 806-8922 Fax. (760) 806-8933 www.seracare.com
September 1, 2004
Katheryn E. Shea
209 Swallow Falls Ct
Walkersville, MD 21793
Dear Kathi:
I am pleased to offer you employment with SeraCare Life Sciences, Inc. (the “Company”) effective September 15, 2004. Your initial position with the Company will be as Director, Repository Operation, which is a full-time exempt position, working out of our Massachusetts office. In this position, you will initially report to your current Supervisor or his/her designee, and perform such duties as assigned from time to time.
Your biweekly wage will be $4,019.2308 /pay period which annualizes to $104,500.00. You will be eligible to participate in the employee welfare and pension benefit plans offered from time to time to peer employees of the Company, and you will be eligible for paid time off (PTO) pursuant to the Company’s vacation policy. The Human Resources Department will assist you in regard to describing the benefit plans currently offered by the Company and your enrollment in such plans. The Company will, to the extent allowed under its benefit plans, credit your period of service with Boston Biomedica, Inc. (“BBI”) for the purpose of determining your eligibility and vesting under the Company’s benefit plans. The following is a brief summary of the benefits offered to full-time employees:

Company paid holidays	Approximately 10 paid holidays are identified on the Company’s published holiday schedule.

Paid Time Off (PTO):	Eligible employees will accrue PTO on a biweekly, per pay period basis for the period they are actively employed. Use of and carryover of PTO is subject to the Company’s PTO policies available through Human Resources.
PTO accrual rates are determined by length of service and status of employment:

Full-Time employees:
0 — 5 years = 4.615 hrs/PP = 15 days (3 weeks); 5 — 15 years = 6.1538 hrs/PP = 20 days (4 weeks); or 15 years or more = 7.69 hrs/PP = 25 days (5 weeks)

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Medical/Dental/Life Insurance/Long-Term/Short-Term Disability:

Policies are available to employees subject to the terms and conditions of the plans.

401 (k) Plan:	Discretionary match determined at fiscal year end.

Policies & Plans:	Policies and plans may be amended and changed over time in accordance with normal business practices.
Like all employees of the Company, you will be expected to comply with the rules, procedures, and policies of the Company as distributed to employees from time to time. Employment with the Company is on an at-will basis. This means that either you or the Company may terminate your employment at any time, for any reason, with or without cause. The at-will nature of your employment cannot be modified except by written agreement signed by the Company’s President.
During your employment with the Company, you may have access to confidential and proprietary information of the Company. Prior to commencing employment, you will be required to sign the Company’s standard confidentiality agreement.
This offer of employment is contingent upon the Company’s acquisition of substantially all of the assets of BBI.
Please confirm your acceptance of the offer and your agreement to the above matters by signing in the space provided below. We look forward to you joining the Company!

Very truly yours,
/s/ Michael Crowley, Jr.
Michael Crowley, Jr.
President

I, Katheryn E. Shea, (1) accept the Company’s offer of employment, (2) agree to the items stated in this letter, and (3) acknowledge that no representations or promises have been made to me regarding my employment with the Company other than as set forth in this letter:

/s/ Katheryn E. Shea	Date 9/15/04
Employee Signature
Katheryn E. Shea Biotech